Exhibit 99.2

IMPLANT SCIENCES AWARDED $6 MILLION CONTRACT

FOR ITS QUANTUM SNIFFER™ QS-H150 EXPLOSIVES DETECTORS

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Good afternoon, my name is Jeff Tehan, Vice President of Marketing and Sales for Implant Sciences Corporation. Before we get started this afternoon, I have a little house keeping to attend to regarding Safe Harbors.

Safe Harbor Statement

This presentation may contain certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from the forward-looking statements. These forward-looking statements are based on management’s beliefs as well as assumptions made by us using currently available information.  Forward-looking statements include, without limitation, statements containing such words as “anticipate,” “believe,” “expect,” “intend,” “will,” “should,” and similar expressions, as they relate to us, are intended to identify forward-looking statements.  Such statements reflect our current view with respect to future events and are subject to certain risks and uncertainties and assumptions, and are not guaranties of future performance.  Should one our more of these uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this presentation as anticipated, believed, estimated, expected, intended or using other similar expressions.  Forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future.  There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the risks that we described in our  filings with the Securities and Exchange Commission, including its most recent Forms 10-K, 10-Q and 8-K. We do not undertake any obligation to update such forward-looking statements.

Thank you. Now to start this Press Conference, I would like to introduce Mr. Glenn Bolduc, President and CEO of Implant Sciences Corporation.

Good afternoon, thank you for this opportunity today to share some important news. As mentioned in the introduction, my name is Glenn Bolduc, and I am the Chief Executive Officer for Implant Sciences Corporation of Wilmington, Massachusetts. Joining me today are two members of the Company’s Board of Directors. Howard Safir, former New York City Police Commissioner and Fire Commissioner, and Robert Liscouski, former Assistant Secretary for Infrastructure Protection within the Department of Homeland Security.

Implant Sciences develops, manufactures and sells sophisticated sensors and systems for Security, Safety, and Defense markets. Our flagship product is the Quantum Sniffer™ QS-H150 Portable Explosives Detector which uses state-of-the-art Ion Mobility Spectrometry to accurately detect and identify the presence of a wide range of explosive residue in minute quantities. These minute quantities are in the low nanogram range for particulates, and in the parts-per-billion range for explosives vapor. To put that into perspective, note that one part-per-billion is equivalent to one second of time in 32 years.

The Company and its products address a sizable market and continue to capture greater market share. Since entering the SS&D market in 2005, sales have increased on a compound annual growth basis at 55% per year. The company’s current pipeline of activity suggests that we are in position to achieve our FY2010 revenue projection of $19 million.

I am very pleased to announce that last Thursday, January 14th, 2010, the Government of India awarded Implant Sciences a contract totaling approximately $6 million for its Quantum Sniffer™ QS-H150 Portable Explosives Detectors. The contract also provides for a possible follow-on order worth up to $3 million within the next year. The QS-H150’s will be used by the Ministry of Defence (MoD) in Force Protection and Public Safety applications throughout the country. The Company expects to ship the entire order within the current fiscal year ending June 30, 2010.

This contract is significant in many ways. Most importantly, it allows Implant Sciences to continue to contribute to worldwide anti-terrorism efforts. With this order, the Indian Ministry of Defence joins over 100 customers in 22 countries around the world utilizing our unique and differentiated technologies. Our customer list includes air marshalls and airport police, subway and rail security agencies, local and federal law enforcement authorities, and the military. The markets we serve include Transportation Security, Aviation Security, Law Enforcement, Force Protection, Critical Infrastructure Protection, and Public Safety.

The Company’s strategy aims to capitalize on the strong, rapidly-growing domestic and international demand for cost-effective security systems. The drivers for this growth are in the headlines every day.

We are also pleased to announce that this award, which represents the largest single order in Implant Sciences history, is the result of an arduous competitive evaluation that started over 24 months ago. The competition was comprised of field trials covering all aspects of operation, maintainability, and service in a wide variety of rugged real-world environments.

At the conclusion of these trials, Implant Sciences was the sole contract awardee, having bested all competitors including some of the largest companies in this sector. We are extremely proud of this, the validation it represents, and the follow-on opportunities it creates.

To best support this contract and others in India and South Asia, Implant Sciences has partnered with LNG Security Services of Delhi, who will provide warranty and post-warranty technical support, as well as operator and administrator training.

The QS-H150 offers compelling technical, operational, and competitive advantages. Among the most significant are non-contact sample collection; non-radioactive ionization; simultaneous detection and identification of explosives particulate and vapor; continuous self-calibration; and ultra-fast clear down or cycle time. The substance library of the QS-H150 is the broadest in the industry and includes not only standard military and commercial explosives, but also a wide variety of improvised and homemade explosives (IED’s and HME’s) including PETN, which is the substance used in the Christmas Day bombing attempt of Northwest Airlines flight #253. The library is also easily expanded as new threats emerge. These advantages offer an extremely versatile solution, and can be rapidly deployed to greatly increase the number of items screened, effectively becoming a force multiplier.

The innovative and unique core technologies of the QS-H150 are extensible for use in other applications as well. In development is the QS-H300 Air Cargo Screening System which was designed specifically to address the challenges presented by Public Law 110-53 “Implementing Recommendations of the 9/11 Commission Act of 2007” which requires the DHS to establish a system to physically screen 100% of all air cargo by August of 2010. The QS-H300 is currently ready and awaiting the start of the TSA’s qualification testing. The Company has also designed and tested for proof-of-concept additional products for explosives trace screening of people, baggage and parcels, and cargo and vehicles. For further details on the Company and its products, please visit the Company's website at www.implantsciences.com.

At this time Mr. Safir and Mr. Liscouski will offer their respective thoughts on how Implant Sciences products offer detection capabilities to meet current and emerging threats around the world.

Thank you Bob, thank you Howard. We would now be happy to answer any questions you might have.

Thank you very much.